EXHIBIT 10.3

JPMorgan Chase Bank, N.A.

One South Clinton Avenue, Suite 700

Rochester, New York 14604

October 8, 2019

Graham Corporation

20 Florence Avenue

Batavia, New York 14020-3318

Attn: Jeffrey Glajch

Re:	Consent Pursuant to Credit Agreement between

Graham Corporation and JPMorgan Chase Bank, N.A.

Dear Mr. Glajch:

Reference is made to the following agreements related to the credit facilities provided by JPMorgan Chase Bank, N.A. (“Bank”) to Graham Corporation (“Borrower”):

(i)	Credit Agreement dated as of December 2, 2015 between Graham Corporation and JPMorgan Chase Bank, N.A. (as amended, the “Credit Agreement”), and

(ii)

Pledge and Security Agreement (“Security Agreement”), dated as of December 2, 2015 by Graham Corporation and Energy Steel & Supply Co., a Michigan corporation, a former subsidiary of the Borrower, in favor of Bank.

Capitalized terms used, but not defined, in this letter shall have the meanings given such terms in the Credit Agreement.

Borrower has advised Bank that it desires to (a) increase the maximum principal amount of its existing unsecured line of credit with HSBC, N.A. from $5,000,000 to $10,000,000 (“Increased Debt”) and (b) to secure the Increased Debt with a Lien in favor of HSBC, N.A. on certain Certificates of Deposit or other cash accounts of Borrower (the “HSBC Lien”). In light of the restrictions on Indebtedness in Section 6.01 of the Credit Agreement, restrictions on Liens in Section 6.02 of the Credit Agreement and restrictions elsewhere in the Loan Documents relating to Indebtedness and Liens, Borrower has requested that Bank consent to the Increased Debt and HSBC Lien.  Bank is willing to provide such consent on the terms and conditions set forth in this letter.

Bank hereby (a) consents to the Increased Debt, (b) agrees with Borrower that the reference to $5,000,000 on Schedule 6.01 to the Credit Agreement is hereby changed to $10,000,000, (c) consents to the HSBC Lien provided that such consent applies only to one or more Deposit Accounts of the Borrower held at HSBC, N.A. with an aggregate maximum balance in all such Deposit Account(s) not to exceed $10,200,000 at any time and that no

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Collateral other than a maximum of $10,200,000 shall at any time secure the Increased Debt, and (d) agrees that Section 4.14 of the Security Agreement shall not apply to such Deposit Account(s) provided that the aggregate amount deposited in such Deposit Account(s) does not exceed $10,200,000.

This consent shall become effective upon satisfaction of all of the following conditions precedent: (i) the agreement(s) providing for the Increased Debt and HSBC Lien are entered into on terms and conditions and pursuant to documents in form and substance acceptable to the Bank in its sole discretion, and (ii) Borrower shall have delivered to Bank a copy of the final executed versions of such agreement(s), together with such related documents as Bank may reasonably request.

The foregoing consent shall not be deemed to establish a custom or course of dealing between the Bank and the Borrower, nor shall such consent modify the Borrower’s obligations to comply with any provision of the Loan Documents.

In consideration of the foregoing, Borrower fully, finally and forever releases and discharges the Bank and each of its past, present and future officers, directors, stockholders, agents, attorneys, employees, representatives, predecessors, successors, assigns, parent, subsidiaries, affiliates and any Person acting for or on behalf of any of them, and each of them (the Bank, together with all such other Persons, are hereinafter sometimes referred to collectively as the “Bank Group”), of and from any and all claims, causes of action, indebtedness, liabilities, obligations, sums of money, controversies, agreements, obligations, promises, damages, judgments, executions, losses, and demands of any kind or nature whatsoever, whether at law, in equity or otherwise, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, disputed or undisputed, liquidated or unliquidated, matured or unmatured and whether or not accrued, and whether or not asserted or assertable in law, equity or otherwise, for, upon or by reason of any act, omission or other matter, cause or thing whatsoever from the beginning of the world until the date hereof relating to, arising from or in any manner whatsoever connected with (a) any of the Loan Documents and (b) all actions or inactions taken or contemplated to be taken in connection with, arising from, or in any manner whatsoever relating to, any of the Loan Documents, which Borrower now has, or hereafter may have, against any member of the Bank Group, in each case except for the Bank’s obligations expressly set forth in this letter.   Borrower hereby acknowledges and agrees that the members of the Bank Group other than the Bank are intended third party beneficiaries of this paragraph.

Borrower hereby confirms its agreement to the terms and provisions of this letter by returning to the Bank a signed counterpart of this letter.  This letter may be amended, modified or waived only in a writing signed by each of the parties hereto.  This letter may be signed in one or more counterparts, each of which is deemed an original and all of which taken together constitute one and the same letter.  This letter may be signed by any party and transmitted by such party by emailing a scanned image, and such signing and transmission by fax or email is effective as manually signing and delivering this letter.   This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of law provisions thereof other than Section 5-1401 of the New York General

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Obligations Law.   Upon execution of this letter by all parties, the parties hereto hereby waive the provisions of Section 9.01 of the Credit Agreement with respect to the manner of delivery of this letter.

Notwithstanding the consent of the Bank, Borrower hereby acknowledges and reaffirms its obligations and duties under the Credit Agreement and Loan Documents..

Please execute and return this letter evidencing your agreement herewith.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:/s/Elizabeth Jordan

Name:  Elizabeth Jordan

Title:  Underwriting Associate

Accepted, acknowledged, and agreed:

Dated:As of the date set forth above

GRAHAM CORPORATION

Borrower

By:/s/Jeffrey Glajch

Name:Jeffrey Glajch

Title: Chief Financial Officer

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